Exhibit 99.1

     For immediate release:

Redding Bancorp, Parent Company of Redding Bank of Commerce and Bank of Commerce Mortgage announces name change and Preferred Lender Status

REDDING, California, March 18, 2004/ PRNewswire— Redding Bancorp (OTCBB: RDDB), a $400 million asset financial services holding company, and parent company of Redding Bank of Commerce and RBC Mortgage Services, today announced the name change for RBC Mortgage Services to Bank of Commerce Mortgage.

Bank of Commerce Mortgage is proud to announce it has earned the prestigious preferred lender status for one of Shasta County’s most premier residential construction companies, Palomar Builders.

Bank of Commerce Mortgage has three full time professional loan consultants:

Sherry Marshall	244-8104
Tina Parisotto	224-7373
Wayne Barni	224-7370

“Bank of Commerce Mortgages’ ability to make local loan decisions, offer extended rate locks, and have mortgage consultants available to meet with our home buyers are very significant benefits to us and our customers", said Tim Camacho, general manager of Palomar Builders, Inc.

"We are very excited about the opportunity to serve as a preferred lender for Palomar Builders”, said Michael Mayer, President and Chief Executive Officer of Redding Bank of Commerce. “Our ability to make loan decisions locally allows us to complete our client’s financing requests very quickly”.

“We recognize Bank of Commerce Mortgage and Palomar Builders have the same commitment to providing extraordinary customer service,” said Jeb Allen, President of Palomar Builders. “This is one of the reasons we are excited about our new relationship”.

Redding Bancorp, located in Redding California is a bank holding company that owns Redding Bank of Commerce, a federally insured California banking corporation, and Bank of Commerce Mortgage, a mortgage brokerage company. Bank of Commerce Mortgage has two offices in Redding, 1951 Churn Creek Road and 1177 Placer Street.

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